Exhibit 99.1

Dr. Mikael Dolsten Named to Agilent Board of Directors

Pfizer executive brings strong scientific and medical expertise to Agilent board

SANTA CLARA, Calif., Sept. 23, 2021 – Agilent Technologies, Inc. (NYSE: A) today announced that Dr. Mikael Dolsten, chief scientific officer and president, Worldwide Research, Development and Medical, Pfizer Inc. has been elected to Agilent’s board of directors, effective Sept. 21, 2021.

Dr. Dolsten brings 30 years of pharma experience to the Agilent board. During his career, he has led teams that have selected more than 150 candidate drugs entering human clinical studies for the treatment or prevention of human disease and has been involved in advancing more than 30 drugs and vaccines to approval. Most recently, he co-led Pfizer’s recent collaboration with BioNTech to develop COMIRNATY® (COVID-19 vaccine, mRNA).

“Mikael’s outstanding scientific, medical and research background makes him a valuable addition to the Agilent board,” said Mike McMullen, Agilent president and CEO. “His leadership in small-molecule medicines, biotherapeutics, gene therapies and vaccines will be a key asset for Agilent moving forward. We look forward to working with Mikael and benefitting from his experience in these strategically important areas.”

“We’re pleased to welcome Mikael to the Agilent board,” said Koh Boon Hwee, chair of the Agilent board. “His deep background in pharma and successful leadership of critical research initiatives at Pfizer will add an important perspective to our work at Agilent.”

Dr. Dolsten has served in a variety of roles for Pfizer since 2009 including chief scientific officer, president of R&D and senior vice president and division president, Biotherapeutics Research and Development. He has served in his current role as president of Worldwide Research, Development and Medical since 2019, where he leads a team of over 8,000 scientists and oversees all global research operations across six therapeutic areas for Pfizer. In addition, during his career, Dr. Dolsten has served in research leadership positions for Wyeth Pharmaceuticals, Boehringer Ingelheim, AstraZeneca and Pharmacia & Upjohn.

He has published more than 150 scientific articles and book reviews and is an active leader in the scientific community. He currently serves as co-chair of the National Institutes of Health

(NIH)-Accelerating Medicines Partnership program and an executive committee member of the NIH Accelerating COVID-19 Therapeutic Interventions and Vaccines (ACTIV) initiative coordinating a national science strategy in response to COVID-19. Dr. Dolsten also serves on the Science and Regulatory Executive Committee of the Pharmaceutical Research and Manufacturers of America (PhRMA) and the PhRMA Foundation Board of Directors. He has been an industry member of the Government-University-Industry Research Roundtable (GUIRR) Council and was recently elected as Foreign Member of The Royal Swedish Academy of Engineering Sciences.

Dr. Dolsten has served as an advisor to the Obama administration for regulatory sciences, to then Vice President Joe Biden in the Cancer Moonshot initiative and to the UK Government for the 2021 G7 Summit.

He is a member of the board of directors for Karyopharm Therapeutics, as well as the board at Vimian Group.

Dr. Dolsten received both his medical degree and doctorate from Lund University in Sweden where he was also selected as an adjunct professor in immunology.

About Agilent Technologies

Agilent Technologies Inc. (NYSE: A) is a global leader in life sciences, diagnostics, and applied chemical markets, delivering insight and innovation toward improving the quality of life. Agilent instruments, software, services, solutions, and people provide trusted answers to customers' most challenging questions. The company generated revenue of $5.34 billion in fiscal year 2020 and employs 16,400 people worldwide. Information about Agilent is available at www.agilent.com. To receive the latest Agilent news, please subscribe to the Agilent Newsroom. Follow Agilent on LinkedIn, Twitter, and Facebook.

# # # # #

Media Contact:

Tom Beermann

+1 408 386 5892

tom.beermann@agilent.com